UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

FORWARD AIR CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Ancora’s Claims	The Reality
Forward Air’s Board has made little progress advancing the strategic alternatives process
The strategic alternatives process is underway.
•In an effort to consider all potential avenues to maximize value while the Company’s transformation work is underway, and taking into account shareholder feedback, the Board initiated a comprehensive review of strategic alternatives, including a potential sale of the Company.
•After completing a significant amount of work following the public announcement in January 2025 in order to commence the strategic alternatives process, the Board, along with its advisors, has commenced discussions with parties interested in participating in the process.

Mr. Mayes, Mr. Polit and Ms. Tucker cannot be trusted to evaluate sale options
The full Forward Air Board is highly qualified and actively engaged in all activities underway, including oversight of the strategic alternatives process. Removing ~30% of the Board at this time is unnecessary and would be destabilizing to the Company and the process.
•The Board’s work, including successfully overseeing the integration and transformation strategy, which is delivering solid results, and the ongoing review of strategic alternatives, requires the perspectives and expertise of all directors nominated by the Company.
•The Board is comprised of a very strong group of directors, including directors with finance and capital markets experience who have been part of and overseen strategic review processes, and developed and executed transformation strategies similar to the one the Company is implementing.
•Mr. Mayes, Mr. Polit and Ms. Tucker bring indispensable institutional knowledge to the Board and are each uniquely qualified to be on the Board given their individual skillsets and experience:
oMr. Mayes, the Board’s independent Chairman since 2024, has over 30 years of global supply chain design and strategy expertise and has served in multiple senior executive operational roles at global logistics companies where he has overseen complex transformation strategies.
oMr. Polit is an experienced Fortune 100 Chief Information and Digital Officer with extensive experience across consumer goods, retail and financial services. His deep business-to-business technology expertise including cybersecurity, data, digitization across multiple industries and complex organizations has been essential to Forward Air’s technology unification efforts.
oMs. Tucker is a seasoned corporate marketing and strategy executive with a proven track record both as an executive and public company board director. She spent 35 years at FedEx, including as SVP of Corporate Marketing of FedEx Services for over a decade, and brings invaluable insights overseeing finance, pricing, and customer technology.

Ancora’s Claims	The Reality

•As part of the Board’s ongoing refreshment process, two longer tenured directors are not standing for re-election at the Annual Meeting and the Board has nominated one new independent director, Paul Svindland, who is a long-time CEO in the logistics and transportation industry. Further Board change at this time would be destabilizing to the Company and the process.
•If Ancora is focused on an efficient strategic review process, depriving the Board of critical expertise undermines that very goal.

Forward Air delayed reincorporation in Delaware
The proposal to reincorporate in Delaware is directly aligned with the Board’s commitment to shareholder value creation.
•Calling a special meeting in advance of the Annual Shareholder Meeting for the sole purpose of accelerating the reincorporation proposal would not have accelerated the strategic review process or any potential outcome from the review.
•There simply was and is no need to have accelerated the reincorporation vote, as Ancora suggests, and to do so would have been a waste of shareholder resources.
•There are multiple benefits to the reincorporation proposal, as Ancora knows:
oDelaware has the most well-developed and predictable corporate law, with highly specialized courts and a responsive legislature. Being incorporated in Delaware will provide greater efficiency, clarity, certainty, predictability and flexibility in the Company’s legal affairs and corporate governance decisions.
oDelaware corporate law is the favored jurisdiction for large public companies. Only two S&P companies are incorporated in Tennessee.
oDelaware’s corporate governance framework is comparatively more well-known and widely understood and will facilitate broader participation by potentially interested parties in the strategic review process.

Forward Air is flip-flopping on the applicability of the Tennessee Business Combination Act (“BCA”)
Forward Air has always been subject to restrictions of the BCA and has promptly and publicly sought to clarify any misunderstanding or confusion to the contrary.
•In an effort to smear the Company, Ancora intentionally ignores our corrective disclosure.
•In the event the Delaware reincorporation is approved at the Annual Meeting, Forward Air would no longer be subject to the BCA.

Ancora’s Claims	The Reality

In 2024, the Corporate Governance and Nominating Committee recommended an additional annual cash payment of $125,000 for Mr. Mayes
The Board has engaged an independent compensation consultant to review and revise Forward Air’s compensation program – for directors and executives – on an annual basis. Forward Air’s compensation program is directly aligned with shareholder interests. With regard to Mr. Mayes’ compensation:
•The $125,000 cash payment was approved for Mr. Mayes appointment as the Board’s Independent Chair role, which was assumed in February 2024. The vast majority of U.S. public companies provide such a payment for the additional duties associated with serving as a non-executive chair[1].
•The decision to approve this payment was made in consultation with the independent compensation consultant to determine the appropriate amount and form to ensure market competitiveness.
•The Board approved this payment to compensate for the additional time spent in this role. The payment was established based on a review of peer company practice as well as a broader set of companies similar in size to Forward Air.
•The amount determined was established based on the desire to be within a reasonable range around market and the expectation that this role would likely require additional time that may be above and beyond the typical role given the activities underway.

Note Regarding Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods. Forward-looking statements included in this communication relate to the Company’s expectations regarding the ongoing review of strategic alternatives, the expected benefits of reincorporation in Delaware on the Company; and expectations regarding the results of the Company’s ongoing transformation strategy.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions.

Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not unduly rely on any of these forward-looking statements.

[1]National Association of Corporate Directors 2023-2024 Director Compensation Report

The following is a list of factors, among others, that could cause actual results to differ materially from those contemplated by the forward-looking statements: economic factors such as economic factors such as recently imposed tariffs and potential escalation from trading partners, the risks associated with the uncertainty surrounding trade policy, including the extent to which increased tariffs will affect the Company’s operations and strategic plan; risks associated with the Company’s limited visibility to the impact of tariffs on third-party shipments; the timing of its review of any strategic alternatives; whether the Company will be able to identify or develop any strategic alternatives to its strategic plan as a standalone company; the Company’s ability to execute on material aspects of any strategic alternatives that are identified and pursued; whether the Company can achieve the potential benefits of any strategic alternatives or its strategic plan as a standalone company; recessions, inflation, higher interest rates and downturns in customer business cycles, the Company's ability to achieve the expected strategic, financial and other benefits of the acquisition of Omni Logistics, the risk that the businesses will not be integrated successfully or that integration may be more difficult, time-consuming or costly than expected, the risk that operating costs, customer loss, management and employee retention and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) as a result of the acquisition of Omni Logistics may be greater than expected, continued weakening of the freight environment, future debt and financing levels, our ability to deleverage, including, without limitation, through capital allocation or divestitures of non-core businesses, our ability to secure terminal facilities in desirable locations at reasonable rates, more limited liquidity than expected which limits our ability to make key investments, the creditworthiness of our customers and their ability to pay for services rendered, our inability to maintain our historical growth rate because of a decreased volume of freight or decreased average revenue per pound of freight moving through our network, the availability and compensation of qualified Leased Capacity Providers and freight handlers as well as contracted, third-party carriers needed to serve our customers’ transportation needs, our inability to manage our information systems and inability of our information systems to handle an increased volume of freight moving through our network, the occurrence of cybersecurity risks and events, market acceptance of our service offerings, claims for property damage, personal injuries or workers’ compensation, enforcement of and changes in governmental regulations, environmental, tax, insurance and accounting matters, the handling of hazardous materials, changes in fuel prices, loss of a major customer, increasing competition, and pricing pressure, our dependence on our senior management team and the potential effects of changes in employee status, seasonal trends, the occurrence of certain weather events, restrictions in our charter and bylaws and the risks described in our Annual Report on Form 10-K for the year ended December 31, 2024, and as may be identified in our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

We caution readers that any forward-looking statement made by us in this communication is based only on information currently available to us and they should not place undue reliance on these forward-looking statements, which reflect management's opinion as of the date on which it is made. We undertake no obligation to publicly update any forward- looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise unless required by law.

Additional Information

In connection with the Annual Meeting, the Company has filed with the Securities and Exchange Commission (the “SEC”) and commenced mailing to the shareholders of record entitled to vote at the Annual Meeting a definitive proxy statement and other documents. SHAREHOLDERS ARE ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS

THERETO) FILED BY THE COMPANY AND ALL OTHER RELEVANT DOCUMENTS WHEN FILED WITH THE SEC AND WHEN THEY BECOME AVAILABLE BECAUSE THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION. Investors and other interested parties will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov, or from Forward Air at its website: http://ir.forwardaircorp.com/sec-filings. You may also obtain copies of the Company’s definitive proxy statement and other documents, free of charge, by contacting its Secretary at Forward Air Corporation, 1915 Snapps Ferry Road, Building N, Greeneville, Tennessee 37745, Telephone: (423) 636-7000.

Participants in the Solicitation

The participants in the solicitation of proxies in connection with the Annual Meeting are the Company, Ana B. Amicarella, Charles L. Anderson, Valerie A. Bonebrake, Dale W. Boyles, Robert L. Edwards, Jr., Christine M. Gorjanc, Michael B. Hodge, Jerome Lorrain, George S. Mayes, Jr., Javier Polit, Shawn Stewart, Paul Svindland, Laurie A. Tucker, Michael L. Hance, Jamie Pierson, Joseph M. Tomasello, Chris C. Ruble, Rebecca Garbrick , Nancee Ronni and certain employees of the Company. Certain information about the compensation of Forward Air’s named executive officers and non-employee directors and the participants’ holdings of Forward Air’s Common Stock and Series B Preferred Units is set forth in the sections entitled “Director Compensation” (beginning on page 22), “Security Ownership of Certain Beneficial Owners and Management” (beginning on page 25), “Compensation Discussion and Analysis” (beginning on page 32), “Other Compensation and Governance Policies” (beginning on page 48), and “Executive Compensation” (beginning on page 52), respectively, in Forward Air’s definitive proxy statement, dated May 13, 2025, for its Annual Meeting as filed with the SEC on Schedule 14A, available here. Additional information regarding the interests of these participants in the solicitation of proxies in respect of the Annual Meeting and other relevant materials will be filed with the SEC when they become available. These documents are or will be available free of charge at the SEC’s website at www.sec.gov.